Exhibit 99.1

News Release

CONTACT:
Vic Svec
(314) 342-7768

FOR IMMEDIATE RELEASE
September 16, 2015

PEABODY ENERGY ANNOUNCES 1-FOR-15 REVERSE STOCK SPLIT
FOLLOWING SHAREHOLDER APPROVAL

ST. LOUIS, Sept. 16, 2015 - Peabody Energy (NYSE: BTU) today announced a 1-for-15 reverse stock split on shares of the company’s common stock. Authorization to implement the reverse stock split was approved by Peabody shareholders at a special meeting held earlier today.
“We thank our shareholders for their continued support as we work through these challenging times,” said President and Chief Executive Officer Glenn Kellow. “Peabody is advancing further initiatives across our global platform with an intense focus on operational excellence, lean organization, portfolio management and financial strength.”
The reverse stock split is expected to become effective at the close of business on
Sept. 30, 2015 (the “effective time”), which would result in Peabody’s common stock to begin trading on a split-adjusted basis at market open on Oct. 1, 2015. Upon completion of the reverse stock split, every 15 shares of common stock owned by a shareholder will be combined into one share of common stock, and the number of outstanding shares will be reduced from approximately 278 million to approximately 19 million.
Peabody will not issue fractional shares in connection with the reverse stock split.  Shareholders who would otherwise hold fractional shares following the reverse stock split will receive cash (without interest and subject to applicable withholding taxes) in lieu of such fractional shares.  The sum will be based on the net proceeds, after customary brokerage commissions and other expenses, resulting from the transfer agent aggregating and selling all fractional share interests into the market. Such proceeds will be paid on a pro rata basis, depending on the fractional amount of shares owned.
After the effective time, holders of certificated shares and registered book-entry holders of common stock will be sent a transmittal letter from Peabody’s transfer agent, American Stock Transfer and Trust Company (AST), regarding their stock ownership. All questions regarding ownership should be directed to AST at (800) 937-5449. Beneficial holders of Peabody’s common stock are encouraged to contact their bank, broker, custodian or other nominee with questions regarding procedures for processing the reverse stock split.
Peabody Energy is the world's largest private-sector coal company and a global leader in sustainable mining, energy access and clean coal solutions. The company serves metallurgical and thermal coal customers in more than 25 countries on six continents. For further information, visit PeabodyEnergy.com and AdvancedEnergyForLife.com.
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Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. The company uses words such as “anticipate,” “believe,” “expect,” “may,” “forecast,” “project,” “should,” “estimate,” “plan,” “outlook,” “target,” “likely,” “will,” “to be,” “provide,” or other similar words to identify forward-looking statements. These forward-looking statements are based on numerous assumptions that the company believes are reasonable, but they are open to a wide range of uncertainties and business risks that may cause actual results to differ materially from expectations as of Sept. 16, 2015. These factors are difficult to accurately predict and may be beyond the company’s control. The company does not undertake to update its forward-looking statements. Factors that could affect the company’s results include, but are not limited to: supply and demand for our coal products; price volatility and customer procurement practices, particularly in international seaborne products and in the company’s trading and brokerage businesses; impact of alternative energy sources, including natural gas and renewables; global steel demand and the downstream impact on metallurgical coal prices; impact of weather and natural disasters on demand and production; reductions and/or deferrals of purchases by major customers and ability to renew sales contracts; credit and performance risks associated with customers, suppliers, contract miners, co-shippers, and trading, banks and other financial counterparties; geologic, equipment, permitting, site access, operational risks and new technologies related to mining; transportation availability, performance and costs; availability, timing of delivery and costs of key supplies, capital equipment or commodities such as diesel fuel, steel, explosives and tires; impact of take-or-pay agreements for rail and port commitments for the delivery of coal; successful implementation of business strategies; negotiation of labor contracts, employee relations and workforce availability; changes in postretirement benefit and pension obligations and their related funding requirements; replacement and development of coal reserves; adequate liquidity, and the cost, availability, access to capital and financial markets; ability to appropriately secure our obligations for land reclamation, federal and state workers’ compensation, federal coal leases and other obligations related to the company’s operations, including its ability to remain eligible for self-bonding and/or successfully access the commercial surety market; effects of changes in interest rates and currency exchange rates (primarily the Australian dollar); effects of acquisitions or divestitures; economic strength and political stability of countries in which the company has operations or serves customers; legislation, regulations and court decisions or other government actions, including, but not limited to, new environmental and mine safety requirements; changes in income tax regulations, sales-related royalties, or other regulatory taxes and changes in derivative laws and regulations; litigation, including claims not yet asserted; terrorist attacks or security threats, including cybersecurity threats; impacts of pandemic illnesses; and other risks detailed in the company’s reports filed with the United States Securities and Exchange Commission (SEC).